Exhibit P
COLLATERAL ACCOUNT CONTROL AGREEMENT
     AGREEMENT (the “Agreement”), dated as of June 3, 2011 among New-Wave Investment Holding Company Limited (“Pledgor”), Goldman Sachs Financial Markets, L.P. (“Secured Party”) and The Bank of New York Mellon (“Securities Intermediary”).
W I T N E S S E T H :
     WHEREAS, Secured Party and Pledgor have entered into a pledge agreement (the “Collateral Agreement”) pursuant to which Pledgor has agreed to pledge to Secured Party the Collateral (as defined below) in order to secure the payment of Pledgor’s obligations to Secured Party; and
     WHEREAS, Secured Party and Pledgor have requested Securities Intermediary to hold the Collateral and to perform certain other functions as more fully described herein; and
     WHEREAS, Securities Intermediary has agreed to act on behalf of Secured Party and Pledgor in respect of Collateral now or hereafter delivered to Securities Intermediary by Pledgor for the benefit of the Secured Party, subject to the terms hereof;
     NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Whenever used in this Agreement, the following words shall have the meanings set forth below:
     1. “Account” shall mean the custody account of the Secured Party established and maintained by Securities Intermediary in the name of “Goldman Sachs Financial Markets, L.P. as secured party of New-Wave Investment Holding Company Limited,” (as the same may be redesignated, renumbered or otherwise modified).
     2. “Authorized Person” shall be any person, whether or not an officer or employee of Secured Party, duly authorized by Secured Party to give Written Instructions on behalf of Secured Party such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.
     3. “Collateral” shall mean the investment property (including proceeds) and cash held in the Account including, without limitation, the Shares and all Proceeds thereof.
     4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company, Euroclear, Clearstream Banking S.A. and any depository, book-entry system or clearing agency (and their respective successors and assigns) authorized to act as a securities depository, securities depository, or clearing agency, pursuant to applicable law and identified to Pledgor from time to time.
     5. “Shares” means the common stock of SINA Corporation (the “Issuer”) (Exchange Symbol “SINA”).
     6. “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.
     7. “Written Instructions” shall mean written communications received by Securities Intermediary via S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Securities Intermediary as available for use in connection with this Agreement.
     The terms “ “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “security”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.

ARTICLE II
APPOINTMENT AND STATUS OF SECURITIES INTERMEDIARY;
ACCOUNT
     1. Appointment; Identification of Collateral. Secured Party and Pledgor each hereby appoints Securities Intermediary to perform its duties as hereinafter set forth and authorizes Securities Intermediary to hold Collateral in the Account in registered form in its name or the name of its nominees. Securities Intermediary hereby accepts such appointment and agrees to establish and maintain the Account and appropriate records identifying the Collateral in the Account as pledged by Pledgor to Secured Party. Pledgor hereby authorizes Securities Intermediary to comply with all Written Instructions, including entitlement orders, originated by Secured Party with respect to the Collateral without further consent or direction from Pledgor or any other party.
     2. Status of Securities Intermediary. The parties agree that Securities Intermediary is a securities intermediary, and intend that all securities and other property held in the Account shall be treated as financial assets and the Securities Intermediary so agrees to treat all such property as financial assets.
     3. Use of Depositories. Secured Party and Pledgor hereby authorize Securities Intermediary to utilize Depositories to the extent possible in connection with its performance hereunder. Collateral held by Securities Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgor and pledged to Secured Party a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository. Securities deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.
     4. Method of Holding Assets Credit to the Account. The Securities Intermediary covenants and agrees that: (i) all securities or other property underlying any financial assets credited to the Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or indorsed in blank or credited to another securities account maintained in the name of the Securities Intermediary (including an account at a Depositary); (ii) in no case will any financial asset credited to the Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially indorsed to the Pledgor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;
ARTICLE III
COLLATERAL SERVICES
     1. Exclusive Control. The Secured Party shall be the entitlement holder of the Account and all security entitlements related thereto. The Account, shall be under the exclusive control of the Secured Party and the Securities Intermediary shall comply with all Written Instructions (including entitlement orders) of Secured Party with respect to the Account without further consent of the Pledgor or any other person. Securities Intermediary shall not comply with any Written Instructions (including entitlement orders) of Pledgor.
     2. Collateral Removal; Substitutions/Investments; Distributions and Proceeds. Any collateral substitutions, investments and releases shall be effected solely at the direction of the Secured Party. Any distributions on the Collateral and any Proceeds thereof shall be credited to the Account unless otherwise directed by the Secured Party.
     3. Statements. Securities Intermediary shall furnish Pledgor and Secured Party with advices of transactions affecting the Account and monthly Account statements. Each of Pledgor and Secured Party may elect to receive advices and statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure. Each of Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by Pledgor, Secured Party, or any person claiming by or through Pledgor or Secured Party as a result of the use of such methods.
     4. Notice of Adverse Claims. The Securities Intermediary represents and warrants that it currently has no notice of any lien, encumbrance of adverse claim against the Account or any Collateral (other than the security interest of the Secured Party and the security interest of the Securities Intermediary granted herein) and has not agreed to comply with entitlement orders of anyone other than the Secured Party. Upon receipt of written notice of any lien, encumbrance or adverse claim against the Account or any portion of the Collateral carried therein, Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgor as promptly as practicable under the circumstances.
     5. Security Interest, Subordination of Lien, Set-off. If Securities Intermediary, in its sole discretion, advances funds in any currency hereunder or there shall arise for whatever reason an overdraft in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) Pledgor, or Secured Party, as applicable, agrees to repay Securities Intermediary on demand the amount of the advance or overdraft plus accrued interest at a rate ordinarily charged by Securities Intermediary to its institutional custody customers in the relevant currency. In order to secure repayment of Pledgor’s or Secured Party’s, as applicable, obligations to Securities Intermediary hereunder, Pledgor and Secured Party hereby pledge and grant to Securities Intermediary a continuing lien and security interest in, and right of set-off against, all of Pledgor’s and Secured Party’s right, title and interest in and to the Collateral (including proceeds thereof) held in the Account. In this regard, Securities Intermediary shall be entitled to all the rights and remedies of a pledge and secured creditor under applicable laws, rules or regulations as then in effect; provided that Securities Intermediary shall give Secured Party at least one business day’s prior notice of any exercise of remedies or set-off. The parties agree that any security interest in or lien or security interest on, or right of set-off with respect to the Account or any of the Collateral that Securities Intermediary may now or in the future may have is hereby subordinated to the security interest of Secured Party under the Collateral Agreement, except to the extent of (a) any advances that Securities Intermediary may from time to time make to, or for the benefit of, the Pledgor or Secured Party for purposes of clearing or settling purchases or sales of securities by Pledgor or Secured Party, as applicable, or there shall be for whatever reason an overdraft in the Account and (b) any customary fees, charges and expenses not described in clause (a) above owed to Securities Intermediary and incurred in connection with the performance of its duties hereunder and the maintenance and operation of the Account, for which Securities Intermediary shall have a prior claim to, and right of set-off against, the Collateral.
ARTICLE IV
GENERAL TERMS AND CONDITIONS
     1. Standard of Care; Limitation of Liability; Indemnification. (a) Except as otherwise expressly provided herein, Securities Intermediary shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ fees (“Losses”) incurred by or asserted against Pledgor or Secured Party, except those Losses arising out of the negligence or willful misconduct of Securities Intermediary. Securities Intermediary shall have no liability whatsoever for the action or inaction of any Depository. In no event shall Securities Intermediary be liable to Pledgor, Secured Party or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall Securities Intermediary be liable: (i) for acting in accordance with any Written Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be given by an Authorized Person; (ii) for conclusively presuming that all disbursements of cash or deliveries of Securities directed by Pledgor or Secured Party by a Written Instruction are in accordance with the Collateral Agreement, (iii) for holding property in any particular country, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or Securities or market conditions which prevent the transfer of property or execution of Securities transactions or affect the value of property; (iv) for failing to act on any oral instructions; (v) for any Losses due to forces beyond the control of Securities Intermediary, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; or (vi) for the insolvency of any Depository or for any Collateral held by such Depository..
     (b) Secured Party and Pledgor agree, jointly and severally, to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction hereunder, or arising out of Securities Intermediary’s performance hereunder, including reasonable fees and expenses of counsel incurred by Securities Intermediary in a successful defense of claims by Pledgor or Secured Party; provided, that Pledgor and Secured Party shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s negligence or willful misconduct. Notwithstanding the foregoing, Secured Party and Pledgor shall not be responsible for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement. This indemnity shall be a continuing obligation of Pledgor and Secured Party, their respective successors and assigns, notwithstanding the termination of this Agreement. Pledgor and Secured Party acknowledge and agree that each is entitled to contribution from the other to the extent that either of them (i) is obligated to indemnify or hold harmless Securities Intermediary and (ii) indemnifies or holds harmless Securities Intermediary and in doing so pays Losses not attributable to its own acts or omissions, except to the extent that the party seeking contribution has incurred an indemnification liability to Securities Intermediary that arises directly out of its own bad faith or willful misconduct or its own deliberate violation of applicable law.
     2. No Obligation Regarding Quality of Collateral. Without limiting the generality of the foregoing, Securities Intermediary shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by Pledgor, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferable or deliverable without encumbrance in any relevant market.
     3. No Responsibility Concerning Collateral Agreement. Pledgor and Secured Party hereby agree that, notwithstanding references to the Collateral Agreement in this Agreement, Securities Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Collateral Agreement (including without limitation, no duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Collateral Agreement or to know the terms of the Collateral Agreement).

     4. No Duty of Oversight. Securities Intermediary is not at any time under any duty to monitor the value of any Collateral in the Account or whether the Collateral is of a type required to be held in the Account, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral.
     5. Advice of Counsel. Securities Intermediary may, with respect to questions of law, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.
     6. No Collection Obligations. Securities Intermediary shall be under no obligation to take action to collect any amount payable on Collateral in default if payment is refused after due demand and presentment.
     7. Fees and Expenses. Pledgor agrees to pay to Securities Intermediary the fees as may be agreed upon from time to time. Pledgor shall reimburse Securities Intermediary for all costs associated with transfers of Collateral to Securities Intermediary and records kept in connection with this Agreement. Pledgor shall also reimburse Securities Intermediary for out-of-pocket expenses which are a normal incident of the services provided hereunder.
     8. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms. (a) Subject to the terms below, Securities Intermediary shall be entitled to rely upon any Written Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be duly authorized and delivered.
     (b) If Securities Intermediary receives Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Secured Party and Pledgor each understands and agrees that Securities Intermediary cannot determine the identity of the actual sender of such Written Instructions and that Securities Intermediary shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Secured Party shall be responsible for ensuring that only its Authorized Persons transmit such Written Instructions to Securities Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.
     (c) Secured Party acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Securities Intermediary and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by it. Secured Party and Pledgor each agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.
     (d) If Secured Party elects to transmit Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. If Secured Party or Pledgor elects (with Securities Intermediary’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, it agrees that Securities Intermediary shall not be responsible or liable for the reliability or availability of any such service.
     9. Account Disclosure. Securities Intermediary is authorized to supply any information regarding the Account which is required by any law or governmental regulation now or hereafter in effect.
     10. Force Majeure. Securities Intermediary shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.
     11. Pricing Services. Securities Intermediary may, as an accommodation, provide pricing or other information services to Pledgor and/or Secured Party in connection with this Agreement. Securities Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information. Under no circumstances shall Securities Intermediary be liable for any loss, damage or expense suffered or incurred by Pledgor or Secured Party as a result of errors or omissions with respect to any pricing or other information utilized by Securities Intermediary hereunder.
     13. No Implied Duties. Securities Intermediary shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Securities Intermediary in connection with this Agreement. No provision of this Agreement shall require the Securities Intermediary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     14. Sale of securities; Credits to Account. (a) Promptly after each purchase or sale of securities by Pledgor or Secured Party, an Authorized Person shall deliver to Securities Intermediary Written Instructions specifying all information necessary for Securities Intermediary to settle such purchase or sale. Securities Intermediary shall account for all purchases and sales of securities on the actual settlement date unless otherwise agreed by Securities Intermediary.
     (b) Pledgor and Secured Party understand that when Securities Intermediary is instructed to deliver securities against payment, delivery of such securities and receipt of payment therefor may not be completed simultaneously. Pledgor and Secured Party assume full responsibility for all credit risks involved in connection with Securities Intermediary’s delivery of securities pursuant to instructions of Pledgor or Secured Party, as applicable.
     (c) Securities Intermediary may, as a matter of bookkeeping convenience or by separate agreement with Pledgor or Secured Party, as applicable, credit the Account with the proceeds from the sale, redemption or other disposition of securities or interest, dividends or other distributions payable on securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until Securities Intermediary’s actual receipt of final payment and may be reversed by Securities Intermediary to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until Securities Intermediary shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.
     15. Pledgor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash or securities held hereunder. Pledgor shall indemnify Securities Intermediary for the amount of any Tax that Securities Intermediary, or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of Pledgor (including any payment of Tax required by reason of an earlier failure to withhold). Securities Intermediary shall, or shall instruct the applicable Depositary or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any security and any proceeds or income from the sale, loan or other transfer of any security. In the event that Securities Intermediary is required under applicable law to pay any Tax on behalf of Pledgor, Securities Intermediary is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash, or to remit such cash for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Securities Intermediary shall promptly notify Pledgor of the additional amount of cash (in the appropriate currency) required, and Pledgor shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Securities Intermediary as specified herein. In the event that Securities Intermediary reasonably believes that Pledgor is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of Pledgor under any applicable law, Securities Intermediary shall, or shall instruct the applicable withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Securities Intermediary shall have received from Pledgor all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Securities Intermediary reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Securities Intermediary shall have no responsibility for the accuracy or validity of any forms or documentation provided by Pledgor to Securities Intermediary hereunder. Pledgor hereby agrees to indemnify and hold harmless Securities Intermediary in respect of any liability arising from any underwithholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of Pledgor, its successors and assigns, notwithstanding the termination of this Agreement.
     16. Securities Administration. With respect to all securities held hereunder, Securities Intermediary shall, unless otherwise instructed to the contrary by the Secured Party:
     (a) Receive all income and other payments and advise Pledgor and Secured Party, as promptly as practicable of any such amounts due but not paid;
     (b) Present for payment and receive the amount paid upon all securities which may mature and advise Pledgor and Secured Party, as promptly as practicable of any such amounts due but not paid;
     (c) Forward to Pledgor and Secured Party, all information or documents that it may receive from an issuer of securities which, in the opinion of Securities Intermediary, are intended for the beneficial owner of Securities;
     (d) Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;
     (e) Hold directly or through a Depository all rights and similar securities issued with respect to any securities credited to an Account hereunder; and

     (f) Endorse for collection checks, drafts or other negotiable instruments.
     17. Corporate Actions.
     (a) Securities Intermediary shall notify Pledgor and Secured Party, of such rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken provided that Securities Intermediary has received, from the issuer or the relevant Depository (with respect to securities issued in the United States) or from the relevant Depository or a nationally or internationally recognized bond or corporate action service to which Securities Intermediary subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, Securities Intermediary shall have no liability for failing to so notify Pledgor or Secured Party.
     (b) Whenever securities (including, but not limited to, warrants, options, tenders, options to tender or non-mandatory puts or calls) confer optional rights on owner or provide for discretionary action or alternative courses of action by owner, Secured Party shall be responsible for making any decisions relating thereto and for directing Securities Intermediary to act. In order for Securities Intermediary to act, it must receive Secured Party’s Written Instructions at Securities Intermediary’s offices, addressed as Securities Intermediary may from time to time request, not later than noon at least two (2) Business Days prior to the last scheduled date to act with respect to such securities (or such earlier date or time as Securities Intermediary may notify Secured Party). Absent Securities Intermediary’s timely receipt of such Written Instructions, Securities Intermediary shall not be liable for failure to take any action relating to or to exercise any rights conferred by such securities. As used herein the term Business Day shall mean any day on which Securities Intermediary and the relevant Depositories are open for business.
     (c) Securities Intermediary will make available to Secured Party, proxy voting services upon the request of, and for the jurisdictions selected by, Pledgor in accordance with terms and conditions to be mutually agreed upon by Securities Intermediary and Pledgor.
     (d) Securities Intermediary shall promptly advise Pledgor and Secured Party, upon its notification of the partial redemption, partial payment or other action affecting less than all securities of the relevant class. If Securities Intermediary or Depository holds any such securities in which Pledgor has an interest as part of a fungible mass, Securities Intermediary or Depository may select the securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.
     18. Securities Intermediary shall not under any circumstances accept bearer interest coupons which have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Securities Intermediary in writing.
ARTICLE V
MISCELLANEOUS
     1. Termination. This Agreement shall terminate upon (a) Securities Intermediary’s receipt of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral and Securities Intermediary’s subsequent transfer of the Collateral from the Account pursuant to Pledgor’s Written Instructions, (b) transfer of all of the Collateral to Secured Party, or (c) by Secured Party or Securities Intermediary upon not less than ninety (90) days prior written notice of termination to the other parties, provided that termination pursuant to (c) above shall not affect or terminate Secured Party’s security interest in the Collateral. Upon termination pursuant to (c) above, Securities Intermediary shall follow such reasonable Written Instructions of Secured Party concerning the transfer of Collateral. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.
     2. Certificates of Authorized Persons. Secured Party agrees to furnish to Securities Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Securities Intermediary shall be fully protected in acting upon Written Instructions of such present Authorized Persons.
     3. Notices. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if addressed to Securities Intermediary and received by it at its offices at 101 Barclay Street, New York, New York 10286, attn: Dealing and Trading Group, Fax 212.815.3787 or at such other place as Securities Intermediary may from time to time designate in writing.
     (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198, attn: Serge Marquie, Equity Capital Markets, Fax 917.977.4253 or at such other place as Secured Party may from time to time designate in writing.

     (c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgor shall be sufficiently given if addressed to Pledgor and received by it at its offices at 20/F Beijing Ideal International Plaza, No. 58 Northwest 4th Ring Road, Haidian District, Beijing, 100080, People’s Republic of China, Attention: Chief Executive Officer, or at such other place as Pledgor may from time to time designate in writing.
     4. Cumulative Rights; No Waiver. Each and every right granted to Securities Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Securities Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Securities Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.
     5. Severability; Amendments; Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.
     6. Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement and the Account shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The State of New York shall be deemed to be the location of the Securities Intermediary. Secured Party, Pledgor and Securities Intermediary hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Secured Party or Pledgor may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Secured Party and Pledgor each irrevocably agrees not to claim, and hereby waives, such immunity. Secured Party, Pledgor and Securities Intermediary each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. Regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Account, New York shall be deemed to be the Securities Intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC).
     7. No Third Party Beneficiaries. In performing hereunder, Securities Intermediary is acting solely on behalf of Secured Party and Pledgor and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary and any other person.
     8. Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     10. USA PATRIOT ACT. Pledgor and Secured Party hereby acknowledge that Securities Intermediary is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Securities Intermediary must obtain, verify and record information that allows Securities Intermediary to identify each of Pledgor and Secured Party. Accordingly, prior to opening an Account hereunder Securities Intermediary will ask Pledgor and/or Secured Party to provide certain information including, but not limited to, Pledgor’s and/or Secured Party’s name, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgor’s and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Pledgor and Secured Party agree that Securities Intermediary cannot open an Account hereunder unless and until the Securities Intermediary verifies the Pledgor’s and/or Secured Party’s identity in accordance with its CIP.

     IN WITNESS WHEREOF, Secured Party, Pledgor and Securities Intermediary have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

Pledgor
By:	/s/ Charles Guowei Chao

Title:

Secured Party
By:	/s/ Peter Selman

Title:

THE BANK OF NEW YORK MELLON
By:	/s/ Geovanni Barris

Title:

APPENDIX I
ELECTRONIC SERVICES TERMS AND CONDITIONS
     1. License; Use. (a) This Appendix I shall govern Customer’s use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to Customer, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to Customer in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to Customer’s use of the Electronic Services, the terms of this Appendix I shall control.
     (b) BNYM grants to Customer a personal, nontransferable and nonexclusive license to use the Electronic Services to which Customer subscribes solely for the purpose of transmitting instructions and information (“Written Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Customer’s relationship with BNYM. Customer shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Electronic Services. Customer acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof. Customer further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers. Customer shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall Customer attempt to decompile, reverse engineer or modify the Electronic Services. Customer may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent. Customer may not remove any statutory copyright notice or other notice included in the Electronic Services. Customer shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s request.
     (c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM. BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for Customer’s internal use, and may not be reused, disseminated or redistributed in any form. Customer shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. BNYM’s suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.
     (d) Customer understands and agrees that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. BNYM make no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to Customer and Customer accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.
     2. Equipment. Customer shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.
     3. Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to Customer (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of BNYM or its suppliers. However, for the avoidance of doubt, reports generated by Customer containing information relating to its account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.” Customer shall keep the Information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, Customer shall return to BNYM any and all copies of the Information which are in its possession or under its control (except that Customer may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.
     4. Modifications. BNYM reserves the right to modify the Electronic Services from time to time. Customer agrees not to modify or attempt to modify the Electronic Services without BNYM’s prior written consent. Customer acknowledges that any modifications to the Electronic Services, whether by Customer or BNYM and whether with or without BNYM’s consent, shall become the property of BNYM.
     5. NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER ACKNOWLEDGES THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.” TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH CUSTOMER MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.
     6. Security; Reliance; Unauthorized Use; Funds Transfers. BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and Customer agrees to comply with the security procedures. Customer understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Customer will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of Customer’s use of the Electronic Services, Customer shall return to BNYM any security devices (e.g., token cards) provided by BNYM. BNYM is hereby irrevocably authorized to comply with and rely upon on Written Instructions and other communications, whether or not authorized, received by it through the Electronic Services. Customer acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by Customer arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Written Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.
     7. Acknowledgments. BNYM shall acknowledge through the Electronic Services its receipt of each Written Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Written Instruction and Customer may not claim that such Written Instruction was received by BNYM. BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.
     8. Viruses. Customer agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.
     9. Encryption. Customer acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. Customer agrees that BNYM may deactivate any encryption features at any time, without notice or liability to Customer, for the purpose of maintaining, repairing or troubleshooting its systems.
     10. On-Line Inquiry and Modification of Records. In connection with Customer’s use of the Electronic Services, BNYM may, at Customer’s request, permit Customer to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information. To the extent that Customer is granted such access, Customer agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by Customer.
     11. Agents. Customer may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on Customer’s behalf, except that the BNYM reserves the right to prohibit Customer’s use of any particular Agent for any reason. Customer shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and Customer shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of Customer. Each submission of a Written Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Customer that the Agent continues to be duly authorized by the Customer to so act on its behalf and the BNYM may rely on the representations and warranties made herein in complying with such Written Instruction or communication. Any Written Instruction or other communication through the Electronic Services by an Agent shall be deemed that of Customer, and Customer shall be bound thereby whether or not authorized. Customer may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on Customer’s behalf. Upon cessation of any such Agent’s services, Customer shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.